                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                         EL PASO TENNESSEE PIPELINE CO.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

[El Paso Tennessee Logo]

Dear Series A Preferred Stockholder:

     You are cordially invited to attend the 1997 Annual Meeting of Stockholders of El Paso Tennessee Pipeline Co. (the "Company"), which will be held on Tuesday, April 22, 1997, at 11:00 a.m. (central daylight savings time), at The Adolphus Hotel, 1321 Commerce Street, Dallas, Texas. The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the business to be transacted at the Annual Meeting.

     Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy card in the accompanying envelope as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes. You can help the Company avoid the necessity and expense of sending follow-up letters to ensure a quorum is represented by promptly returning the enclosed proxy card in the accompanying envelope.

                                                        Sincerely,

                                                  William Wise Signature
                                                      WILLIAM A. WISE
                                             Chairman of the Board, President
                                                and Chief Executive Officer

Houston, Texas
March 17, 1997

                         EL PASO TENNESSEE PIPELINE CO.
                                 1001 LOUISIANA
                              HOUSTON, TEXAS 77002

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 22, 1997

     The Annual Meeting of Stockholders of El Paso Tennessee Pipeline Co. (the "Company") will be held on Tuesday, April 22, 1997, at 11:00 a.m. (central daylight savings time), at The Adolphus Hotel, 1321 Commerce Street, Dallas, Texas, for the following purposes:

     1. To elect one director by holders of the Company's 8 1/4% Cumulative Preferred Stock, Series A (the "Series A Preferred Stock");

     2. To elect five directors by El Paso Energy Corporation, the sole holder of the Company's Common Stock; and

     3. To transact any other business which may be properly brought before the Annual Meeting.

     The holders of record of Series A Preferred Stock at the close of business on March 10, 1997, are the only holders of Series A Preferred Stock entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy card in the accompanying envelope as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.

                                            By Order of the Board of Directors

                                                   Stacy James Signature
                                                      STACY J. JAMES
                                                         Secretary

Houston, Texas
March 17, 1997

                         EL PASO TENNESSEE PIPELINE CO.
                                 1001 LOUISIANA
                              HOUSTON, TEXAS 77002

                                PROXY STATEMENT

                ANNUAL MEETING OF STOCKHOLDERS -- APRIL 22, 1997

     This Proxy Statement with the accompanying Notice of Annual Meeting of Stockholders and proxy card are being mailed to holders of El Paso Tennessee Pipeline Co.'s (the "Company") 8 1/4% Cumulative Preferred Stock, Series A, no par value (the "Series A Preferred Stock") beginning on or about March 17, 1997. The proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the "Annual Meeting") on Tuesday, April 22, 1997. Shares of Series A Preferred Stock, represented by a properly executed proxy in the accompanying form, will be voted at the Annual Meeting. The proxy may be revoked at any time before its exercise by sending written notice of revocation to Ms. Stacy J. James, Secretary, El Paso Tennessee Pipeline Co., 1001 Louisiana, Houston, Texas 77002, by signing and delivering a subsequently dated proxy or by attending the Annual Meeting in person and giving notice of revocation to the Inspectors of Election.

     The Company has two classes of voting securities. The close of business on March 10, 1997 was the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. On such date, there were 1,000 shares of the Company's common stock, $.01 par value (the "Common Stock") outstanding, all of which are owned by El Paso Energy Corporation ("EPEC"), a wholly owned subsidiary of El Paso Natural Gas Company ("EPG"), and 6,000,000 shares of Series A Preferred Stock outstanding. Holders of record of the Series A Preferred Stock have the right, voting as a single class, to elect a number of directors of the Company equal to one-sixth of the directors of the Company. EPEC, as the owner of all of the outstanding Common Stock, has the right to elect the remaining directors. For a period of at least 10 days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder entitled to vote at the Annual Meeting during ordinary business hours at The Adolphus Hotel, 1321 Commerce Street, Dallas, Texas.

     Holders of Series A Preferred Stock will vote for directors on the basis of one vote per share and not cumulatively, and the holder(s) of a majority of the voting power of the outstanding shares of the Company entitled to vote, present in person or by proxy, will constitute a quorum for the election of directors by them, provided that where a separate vote by a class is required, a majority of the outstanding shares of such class present in person or by proxy, will constitute a quorum. The Company's Board of Directors has set the number of directors at six. Accordingly the number of directors to be elected at the Annual Meeting by the holders of the Series A Preferred Stock is one. Two Inspectors of Election, both from The First National Bank of Boston and appointed by the Board of Directors, shall have authority to receive, inspect, electronically tally and determine the validity of the proxies which are received. In accordance with the Company's By-laws, in determining the number of votes cast for or against a proposal, an abstention by a stockholder will be a vote of abstention with respect to the proposal voted upon and will not be treated as a vote "for" or "against" the proposal; however, an abstention and a broker non-vote will be included when determining whether a quorum is present. The Company's By-laws also provide that a non-vote by a broker will be treated as if the broker never voted, but a non-vote by a stockholder will be tallied as a vote "for" the management proposal.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS

     The Company (formerly known as Tenneco Inc. and hereinafter referred to as "Old Tenneco") was acquired by EPG when the Company and El Paso Merger Company (an indirect wholly owned subsidiary of EPG) merged with and into the Company (the "Merger"), with the Company as the surviving entity. The Merger, which was effective December 12, 1996, was accomplished in accordance with the terms of an Amended and Restated Plan and Agreement of Merger, dated as of June 19, 1996 (the "Merger

Agreement"). All the members of the Board of Directors of El Paso Merger Company became directors of the Company as a result of the Merger. The business and affairs of the Company have been and are managed under the direction of the Board of Directors. The Board of Directors has not met since December 12, 1996, but has taken actions by unanimous written consent in accordance with procedures established by the Company's By-laws. The Board of Directors does not have a nominating, compensation or audit committee or any other committees performing similar functions, and all such matters which would be considered by such committees are acted upon by the full Board of Directors.

     The information in this Proxy Statement has been provided with respect to the Company. Information concerning the Board of Directors and any committees of Old Tenneco, including information concerning attendance by members of the Old Tenneco board and its committees, and compensation paid to Old Tenneco executives during 1996, is not reasonably available to the Company. Such information is in the possession of an unaffiliated company and was not available at the time this Proxy Statement was mailed to holders of Series A Preferred Stock. Although the Company does not believe that such information is relevant to holders of Series A Preferred Stock, the Company has included in Exhibit A, which is incorporated by reference to this Proxy Statement, information regarding compensation paid for fiscal years 1994 and 1995 to two Old Tenneco officers (for whom executive compensation information would have otherwise been required in this Proxy Statement, except for the fact that such individuals were no longer employed by the Company at year end.)

     The consideration paid by EPG in the Merger for the Company, pursuant to the Merger Agreement, consisted of (1) the retention after the Merger of approximately $2.6 billion of debt and Series A Preferred Stock, subject to certain adjustments; (2) the issuance of 18.8 million shares of EPG common stock to stockholders of Old Tenneco (other than the holders of the Series A Preferred Stock) valued at approximately $914 million on December 9, 1996; and (3) the retention of liabilities related to discontinued businesses of Old Tenneco which EPG estimated to be approximately $600 million.

     For further information regarding the Merger and related transactions, see Exhibits B and C to this Proxy Statement, which are incorporated by reference herein.

DIRECTOR COMPENSATION

     Directors of the Company who are employees of EPG, or an affiliate of EPG, in 1996, received no compensation for their services as directors of the Company apart from the compensation they received as employees of EPG.

     Directors of the Company who are not employees of EPG, or an affiliate of EPG, receive an annual retainer fee of $10,000, and are reimbursed for the usual and ordinary expenses of meeting attendance.

                    DIRECTORS ELECTED BY COMMON STOCKHOLDER

     The following individuals are the nominees for directors of the Company to be elected by EPEC, the sole holder of the Company's Common Stock. EPEC has advised the Company that at the Annual Meeting it intends to elect the five persons listed below as directors, to hold office for the term of one year and until his successor has been duly elected and shall qualify:

                NAME                   AGE                       POSITION
                ----                   ---                       --------
William A. Wise......................  51    Chairman of the Board, President and Chief
                                             Executive Officer; Director
H. Brent Austin......................  42    Senior Vice President and Chief Financial
                                             Officer; Director
Joel Richards III....................  50    Senior Vice President; Director
Britton White, Jr....................  53    Senior Vice President and General Counsel;
                                             Director
Jeffrey I. Beason....................  48    Vice President and Controller; Director

     WILLIAM A. WISE -- Mr. Wise has been Chairman of the Board, President and Chief Executive Officer ("CEO") and a Director of the Company since December 12, 1996. He has been Chairman of the Board of EPG since January 1994 and CEO of EPG since January 1990. He is also Chairman of the Board, President and Chief Executive Officer of EPEC. He was President of EPG from January 1990 until April 1996. He was President and Chief Operating Officer of EPG from April 1989 to December 1989. From March 1987 until April 1989, Mr. Wise was an Executive Vice President of EPG. From January 1984 to February 1987, he was a Senior Vice President of EPG. He is a member of the Board of Directors of EPG and Battle Mountain Gold Company.

     H. BRENT AUSTIN -- Mr. Austin has been Senior Vice President and Chief Financial Officer and a Director of the Company since December 12, 1996. He has been Executive Vice President of EPG since May 1995 and Chief Financial Officer of EPG since April 1992. He is also Executive Vice President and Chief Financial Officer of EPEC. He was Senior Vice President of EPG from April 1992 to April 1995. He was Vice President, Planning and Treasurer of Burlington Resources Inc. ("BR") from November 1990 to March 1992 and Assistant Vice President, Planning of BR from January 1989 to October 1990.

     JOEL RICHARDS III -- Mr. Richards has been Senior Vice President and a Director of the Company since December 12, 1996. He has been Executive Vice President of EPG since December 1996. He is also Executive Vice President of EPEC. From January 1991 until December 1996, he was Senior Vice President of EPG. He was Vice President of EPG from June 1990 to December 1990. He was Senior Vice President, Finance and Human Resources of Meridian Minerals Company from October 1988 to June 1990.

     BRITTON WHITE, JR. -- Mr. White has been Senior Vice President and General Counsel and a Director of the Company since December 12, 1996. He has been Executive Vice President of EPG since December 1996 and General Counsel of EPG since March 1991. He is also Executive Vice President and General Counsel of EPEC. He was Senior Vice President and General Counsel of EPG from March 1991 until December 1996. From March 1991 to April 1992, he was also Corporate Secretary of EPG. For more than five years prior to that time, Mr. White was a partner in the law firm of Holland & Hart.

     JEFFREY I. BEASON -- Mr. Beason has been Vice President and Controller and a Director of the Company since December 12, 1996. He has been Vice President and Controller of EPG since April 1996 and also was Treasurer of EPG from April 1996 until December 1996. He is also Vice President and Controller of EPEC. He was Senior Vice President of Administration for Mojave Pipeline Company, a subsidiary of EPG, from September 1993 until April 1996. For more than five years prior to September 1993, Mr. Beason was Director of Financial Reporting of EPG.

PROPOSAL NO. 1 -- NOMINEE FOR ELECTION OF DIRECTOR
                  BY SERIES A PREFERRED STOCKHOLDERS

     The number of directors to be elected by the holders of Series A Preferred Stock is one. If elected, the nominee will hold office for the term of one year and until his successor has been duly elected and shall qualify. With the exception of broker non-votes and unless otherwise instructed by holders of Series A Preferred Stock, the persons named on the enclosed proxy card will vote the shares of Series A Preferred Stock represented by such proxy for the election of the one nominee named in this Proxy Statement. However, if the named nominee should be unavailable for election, the Board of Directors may substitute a nominee, in which event the shares of Series A Preferred Stock represented by proxy will be voted for the substitute nominee unless an instruction to the contrary is contained on the proxy card. No circumstances are presently known which would render the nominee named herein unavailable to serve as a member of the Company's Board of Directors. Pursuant to the Company's Certificate of Incorporation and By-laws, the election of each director requires an affirmative vote of a plurality of the shares of Series A Preferred Stock represented at the Annual Meeting in person or by proxy and entitled to vote on the proposal. Holders of Series A Preferred Stock may not cumulate their votes for the election of the director. The following provides information about the nominee:

     KENNETH L. SMALLEY, age 67, has been retired since February 1992. For more than five years prior to that date, Mr. Smalley was a Senior Vice President of Phillips Petroleum Company and President of Phillips 66 Natural Gas Company, a Phillips Petroleum Company subsidiary. Mr. Smalley has been a member of the Board of Directors of EPG since 1992.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE HOLDERS OF SERIES A PREFERRED STOCK VOTE "FOR" THE ELECTION OF THE NOMINEE NAMED ABOVE.

                SECURITY OWNERSHIP OF A CERTAIN BENEFICIAL OWNER

     The following information relates to the only person or entity known to the Company to be the beneficial owner, as of January 31, 1997, of more than five percent of any class of the Company's voting securities.

  TITLE OF                                                         AMOUNT AND NATURE OF  PERCENT
   CLASS                             NAME                          BENEFICIAL OWNERSHIP  OF CLASS
  --------                           ----                          --------------------  --------
Common Stock  El Paso Energy Corporation(1)......................      1,000 shares        100%
              1001 Louisiana
              Houston, Texas 77002

---------------

(1) EPEC is a wholly owned subsidiary of EPG.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following information sets forth certain information as of January 31, 1997, regarding the beneficial ownership of the Company's Common Stock, the Company's Series A Preferred Stock and EPG's common stock by (i) each director,
(ii) each of the Company's named executives (as hereinafter defined), (iii) the nominees, (iv) all directors, executive officers, and nominees of the Company as a group; and (v) each person known to EPG to be the beneficial owner of at least 5% of any class of EPG's voting securities. No family relationship exists between any of the directors, executive officers, and nominees of the Company.

EL PASO TENNESSEE PIPELINE CO.

     No Common Stock or Series A Preferred Stock is held by any director, executive officer or nominee.

EL PASO NATURAL GAS COMPANY

  TITLE OF                                       BENEFICIAL OWNERSHIP      STOCK                  PERCENT
   CLASS                                        (EXCLUDING OPTIONS)(1)   OPTIONS(3)     TOTAL     OF CLASS
  --------                  NAME                ----------------------   ----------   ---------   --------
Common stock  Goldman, Sachs & Co. and The
              Goldman Sachs Group, L.P. 85
              Broad Street New York, NY
              10004............................       2,934,948                 0     2,934,948     5.21%
Common stock  W.A. Wise........................         565,131(2)        482,592     1,047,723     1.86%
Common stock  H.B. Austin......................          84,102           105,049       189,151     *
Common stock  J. I. Beason.....................          35,462            60,866        96,328     *
Common stock  J. Richards III..................          86,089            66,066       152,155     *
Common stock  K. L. Smalley....................           6,928             5,000        11,928     *
Common stock  B. White, Jr.....................          88,285            59,733       148,018     *
Common stock  Directors, executive officers and
              nominees as a group (6 persons
              total, including those
              individuals listed above)........         865,997           779,306     1,645,303     2.88%

---------------

 *  Less than 1%.

(1) Directors and executive officers have sole voting and investment power of the shares of EPG common stock reflected in the table above, except that each of Messrs. Wise, Austin and White shares with one or more other individuals voting and investment power with respect to 2,000, 159 and 1,000 shares of EPG common stock, respectively. Some shares of EPG common stock reflected in this column for certain individuals are subject to restrictions. Goldman, Sachs & Co. and The Goldman Sachs Group, L.P. have shared voting and dispositive power over 2,934,948 shares of EPG common stock.

(2) Mr. Wise's beneficial ownership excludes 200 shares of EPG common stock owned by his children under the Uniform Gifts to Minors Act, of which Mr. Wise disclaims beneficial ownership.

(3) The Directors and executive officers have the right to acquire the shares of EPG common stock reflected in this column within 60 days through the exercise of stock options and/or tandem stock appreciation rights ("SARs").

               RELATIONSHIPS WITH EL PASO ENERGY CORPORATION AND
                          EL PASO NATURAL GAS COMPANY

     The Company is a direct subsidiary of EPEC, and an indirect subsidiary of EPG. EPEC owns 100% of the Company's outstanding Common Stock and has the right to elect five-sixths of the Company's directors. Until December 12, 1996, the Company's Common Stock was publicly held. The Company has no formal business relationships with either EPEC or EPG; however, the Company, EPEC and EPG share certain office space, personnel and other administrative services. The costs of such services are allocated by EPG to the respective companies.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information concerning compensation paid by EPG to the person serving as the Company's CEO or acting in a similar capacity during the last completed fiscal year, and the Company's three other most highly compensated executive officers (collectively the "named executives") for services rendered to EPG and its subsidiaries in all capacities during each of the last three fiscal years. The Company does not have any executive officers other than the named executives. The table also identifies the principal capacity in which each of the named executives served the Company at the end of fiscal year 1996. None of these persons received any compensation from the Company for their services as executive officers of the Company.

                         SUMMARY COMPENSATION TABLE(1)

                                        ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                               -------------------------------------   ---------------------------------------
                                                                                AWARDS               PAYOUTS
                                                                       -------------------------   -----------
                                                                                                    LONG-TERM
                                                           OTHER                      SECURITIES    INCENTIVE
                                                           ANNUAL       RESTRICTED    UNDERLYING      PLAN        ALL OTHER
       NAME AND                 SALARY       BONUS      COMPENSATION   STOCK AWARDS    OPTIONS       PAYOUTS     COMPENSATION
  PRINCIPAL POSITION    YEAR     ($)         ($)(3)       ($) (4)        ($) (5)         (#)         ($) (7)       ($) (8)
  ------------------    ----   --------    ----------   ------------   ------------   ----------    ---------    ------------
William A. Wise         1996   $     --(2) $1,275,000     $124,967      $3,537,481(6)  395,000     $  740,000       $69,731
  Chairman,             1995   $535,417    $  412,500     $229,943      $  412,487      62,000             --       $93,457
  President & CEO       1994   $525,096    $  550,000     $126,025              --      83,000     $1,348,390       $42,008
H. Brent Austin         1996   $228,125    $  450,000     $    178      $  149,987      60,000     $  176,658       $22,855
  Senior Vice           1995   $213,750    $  168,750     $ 80,738      $  168,735      15,000             --       $24,059
  President and Chief   1994   $193,333    $  168,000     $  8,542              --      16,400     $  264,819       $11,595
  Financial Officer
Joel Richards III       1996   $183,958    $  412,500     $    223      $  137,472      60,000     $  133,145       $21,361
  Senior Vice           1995   $168,333    $  108,000     $ 80,841      $  107,993      15,000             --       $27,313
  President             1994   $166,667    $  144,000     $  8,688              --      16,400     $  264,819       $13,061
Britton White, Jr.      1996   $203,125    $  412,500     $    223      $  137,472      60,000     $  133,145       $20,550
  Senior Vice           1995   $185,417    $  120,000     $ 80,841      $  119,978      15,000             --       $25,405
  President &           1994   $183,333    $  160,000     $  7,608              --      16,400     $  264,819       $11,000
  General Counsel

---------------

(1) Certain executive compensation information pertaining to two executive officers who otherwise would have been identified as named executives, except for the fact that they did not hold their positions at the end of fiscal year 1996 has been included on Exhibit A, hereto. Such compensation information relates to services performed for Old Tenneco prior to the spin-off of certain companies and before the acquisition by EPEC and EPG of the remaining businesses of Old Tenneco (which was renamed El Paso Tennessee Pipeline Co.). The compensation information included on Exhibit A reflects compensation paid by Old Tenneco pursuant to its plans and arrangements and reflects the executive compensation philosophies of Old Tenneco and not those of the Company, EPEC or EPG.

(2) Mr. Wise's base salary was eliminated and replaced with long-term awards of EPG stock options and EPG restricted stock, the majority of which vest only after the expiration of specified time periods and only if certain performance targets are met within those periods. This change is consistent with EPG's cost reduction initiatives and is intended to align Mr. Wise's compensation more directly with EPG stockholder value.

(3) Pursuant to EPG's 1995 Incentive Compensation Plan, the named executives are required to receive a substantial part of their annual bonus in shares of EPG restricted common stock. The amounts reflected in this column for fiscal years 1996 and 1995 represent a combination of the market value of EPG restricted common stock and cash awarded under that plan. Dividends are paid directly to the holder of the EPG restricted common stock during the four-year vesting schedule. In addition, amounts reflected for 1996 include an additional one-time cash bonus awarded in recognition of the extraordinary accomplishments and increases to EPG's stockholder value achieved during 1996.

(4) The amount reflected for Mr. Wise in fiscal year 1996 includes $48,000 for a perquisite and benefit allowance and a one-time living allowance in the amount of $45,833 paid prior to the compensation changes discussed in Note 2 above. The amounts reflected in this column for fiscal year 1995 include a one-time automobile transfer to compensate the named executive for the termination of the EPG-provided automobile program and an allowance compensating for the discontinuation of other perquisites and benefits previously provided. For fiscal year 1995 these amounts were $40,999 (representing termination of the automobile program) and $36,000 (representing termination of other executive perquisites and benefits provided by EPG) for Messrs. Austin, Richards and White. For Mr. Wise, the value representing the termination of the automobile program was $105,000 in fiscal year 1995. The amount reflected for Mr. Wise in fiscal year 1994 includes $46,102 in value attributed to the use of EPG's aircraft (which was based on the thirteen-month period of December 1993 through December 1994 due to a change in the period EPG uses to report aircraft usage -- all other amounts for all fiscal years reflected are based upon 12-month fiscal years). The aggregate value of the perquisites and other personal benefits received by the other named executives in fiscal years 1996 and 1994 have not been reflected, because the amount was below the Securities and Exchange Commission's (the "SEC") required reporting threshold.

(5) EPG's 1995 Incentive Compensation Plan provides for and encourages participants to elect to take the cash portion of their annual bonus award in shares of EPG restricted common stock. The amounts reflected in this column include the market value of EPG restricted common stock, subject to a four-year vesting schedule, received by each of the named executives pursuant to such election. In addition, a grant of EPG restricted common stock was made in January and June 1996. The total shares of EPG restricted common stock held on December 31, 1996 by Messrs. Wise, Austin, Richards and White was 476,294, 70,756, 66,884 and 67,648, respectively. The aggregate dollar value on December 31, 1996, of all shares of EPG restricted common stock held by Messrs. Wise, Austin, Richards and White was $24,052,847, $3,573,178, $3,377,642 and $3,416,224, respectively. Dividends are paid directly to the holder of the EPG restricted common stock. Most of the foregoing values can be realized by the named executives if, and only if, they remain in the employ of EPG for the specified time period and EPG's stockholders realize the required total stockholder value during the specified time period. For the CEO, 25% of his January grant vests if, and only if, from the date of the grant total stockholder value increases by $405,672,387; an additional 35% vests if stockholders realize a total increase in value of $1,054,748,206; and the remaining 40% vests if stockholders realize a total increase in value of $1,687,597,130. For the CEO, 25% of his June 1996 grant vests if, and only if, from the date of the grant total stockholder value increases by $388,885,943; an additional 35% vests if stockholders realize a total increase in value of $972,214,859; and the remaining 40% vests if stockholders realize a total increase in value of $1,458,322,288. The other named executives realize similar vesting of their EPG restricted common stock grants as described for the CEO. See the Restricted EPG Common Stock -- Long-Term Incentive Plans -- Awards in 1996 Table beginning on page 10 of this Proxy Statement for a description of the EPG restricted common stock awards and the vesting requirements.

(6) The amount reflected for Mr. Wise also includes the market value of a one-time retention oriented EPG restricted common stock grant of 100,000 shares, which began vesting on January 19, 1997 at the rate of 20% per year for five years.

(7) The amounts in this column for fiscal year 1996 represent the market value for EPG common stock and/or cash paid as interim payout of performance units under EPG's 1995 Omnibus Compensation Plan. The interim payment was made in recognition of EPG's total stockholder return in relation to the that of its peer group of companies during the first two years of the performance period. The amounts in this column for fiscal year 1994 are payouts made with respect to performance share units granted under EPG's Omnibus Compensation Plan as a result of the early termination of the applicable performance cycle during fiscal year 1994 as a result of the termination of that Plan and EPG's desire to preserve its deduction for such compensation in light of Section 162(m) of the Internal Revenue Code (the "IRC"). No named executive received a long-term incentive plan payout from EPG during the fiscal year 1995.

(8) The compensation reflected in this column for fiscal year 1996 is comprised of EPG contributions to EPG's Retirement Savings Plan, supplemental EPG contributions under the Supplemental Benefits Plan and the above-market interest earned on deferred compensation. Specifically, these amounts for fiscal year 1996 were $3,647, $56,270 and $9,814 for Mr. Wise; $7,031,
    $13,641 and $2,183 for Mr. Austin; $7,272, $10,172 and $3,918 for Mr.
    Richards; and $7,000, $9,591 and $3,959 for Mr. White, respectively.

EPG STOCK OPTION GRANTS

     The following table sets forth the number of stock options granted by EPG at the fair market value of EPG's common stock to the named executives during fiscal year 1996. These options were granted to the executives in their capacities as officers of EPG and represent options to acquire the common stock of EPG, not any stock of the Company.

     The Company has no stock option plan or program, and there are no options outstanding in respect of any class of the Company's equity securities, including the Series A Preferred Stock. Readers of this Proxy Statement are cautioned that this disclosure, which is required by SEC rules, should not be read as implying that any stock price appreciation can or should be anticipated by holders of Series A Preferred Stock. No gain to the named executives is possible without an increase in EPG common stock price which will benefit all EPG stockholders proportionately. Actual gains, if any, on EPG stock option exercises and EPG common stock holdings are dependent on the future performance of EPG's common stock and overall stock market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

                        EPG OPTION GRANTS BY EPG IN 1996


                                                                             POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                                                     ANNUAL RATES OF STOCK
                                      INDIVIDUAL GRANTS(1)                   PRICE APPRECIATION FOR OPTION TERM(2)
                       ---------------------------------------------------   -------------------------------------
                                                                               IF EPG STOCK        IF EPG STOCK
                       NUMBER OF    % OF TOTAL                                PRICE AT $51.11     PRICE AT $81.38
                       SECURITIES    OPTIONS                                    AND $56.60,         AND $90.13,
                       UNDERLYING   GRANTED TO                                 RESPECTIVELY,       RESPECTIVELY,
                        OPTIONS     EMPLOYEES      EXERCISE     EXPIRATION        IN 2006             IN 2006
         NAME          GRANTED(#)    IN 1996     PRICE ($/SH)      DATE           5% ($)              10% ($)
         ----          ----------   ----------   ------------   ----------   -----------------   -----------------
ALL EPG STOCKHOLDERS'
  STOCK
  APPRECIATION........   N/A          N/A           N/A            N/A          $1,104,076,229      $2,797,945,937
                                                                                $1,222,841,401      $3,098,920,201
William A. Wise.......  270,000       14.38%       $31.3750      01/19/06       $    5,327,524      $   13,500,991
                        125,000       21.44%       $34.7500      06/19/06       $    2,731,761      $    6,922,819
H. Brent Austin.......   40,000        2.13%       $31.3750      01/19/06       $      789,263      $    2,000,147
                         20,000        3.43%       $34.7500      06/19/06       $      437,082      $    1,107,651
Joel Richards III.....   40,000        2.13%       $31.3750      01/19/06       $      789,263      $    2,000,147
                         20,000        3.43%       $34.7500      06/19/06       $      437,082      $    1,107,651
Britton White, Jr.....   40,000        2.13%       $31.3750      01/19/06       $      789,263      $    2,000,147
                         20,000        3.43%       $34.7500      06/19/06       $      437,082      $    1,107,651

---------------

(1) The first grant of EPG stock options was made on January 19, 1996 at the fair market value on that date and will become exercisable at a rate of 20% (for the CEO) and 33 1/3% (for the other named executives) per year on the five- or three-year anniversaries of the grants, respectively. The second grant of EPG stock options was made on June 19, 1996 at the fair market value on that date and will become exercisable at a rate of 20% on June 12, 1997, and 20% on June 19 of 1998, 1999, 2000, and 2001 for the CEO and
    33 1/3% on June 12, 1997, and 33 1/3% on June 19 of 1998 and 1999 for the
    other named executives. There were no SARs granted in 1996. Any unvested stock options become fully exercisable in the event of a "change in control" of EPG (see page 14 of this Proxy Statement for a description of EPG's 1995 Omnibus Compensation Plan and the term "change in control," and page 14 of this Proxy Statement for a description of the El Paso Energy Corporation Strategic Stock Plan and the term "change of control"). In the event total EPG stockholder return equals or exceeds 130% for the first grant and 105% for the second grant of the indicated exercise price during a five year period or four and one-half year period, respectively, the named executives may exchange up to one-half for the CEO (with a maximum of 100,000 shares with respect to the first grant) and up to one-quarter for the other named executives of their options for an equivalent number of shares of EPG common stock. Under the terms of EPG's 1995 Omnibus Compensation Plan and the El Paso Energy Corporation Strategic Stock Plan, the Compensation Committee of EPG may, in its sole discretion and at any time, change the vesting of the EPG stock options. Further, EPG stock options are subject to forfeiture and/or time limitations in the event of a termination of employment. Upon termination of employment for certain reasons, all EPG stock options and SARs held by Mr. Wise vest immediately according to his letter agreement dated January 13, 1995 (as described on page 13 of this Proxy Statement).

(2) Readers are particularly cautioned that these "Potential Realizable Values" relate to the value of EPG's common stock, not any stock (including the Series A Preferred Stock) of the Company. This disclosure is in response to SEC rules, which require such disclosure for illustration only. The values disclosed are not intended to be and should not be interpreted by stockholders as representations or projections of future value of EPG's common stock or of its stock price. Holders of Series A Preferred Stock realize no additional value from any price appreciation of EPG's common stock.

N/A -- Not Applicable

EPG OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table sets forth information concerning the number of shares of EPG's common stock that were acquired through option exercises of EPG common stock options and the fiscal year-end values of the unexercised EPG stock options (and tandem SARS), provided on an aggregate basis, for each of the named executives. The options held by the named executives were granted pursuant to EPG benefit plans, and are not options to acquire any stock of the Company. The Company has no stock option plan or program.

                  AGGREGATED EPG OPTION/SAR EXERCISES IN 1996
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                  EPG                    UNDERLYING UNEXERCISED             IN-THE-MONEY
                                SHARES                      EPG OPTIONS/SARS              EPG OPTIONS/SARS
                               ACQUIRED      VALUE        AT FISCAL YEAR-END(#)       AT FISCAL YEAR-END($)(2)
                              ON EXERCISE   REALIZED   ---------------------------   ---------------------------
            NAME                   #         ($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              -----------   --------   -----------   -------------   -----------   -------------
William A. Wise.............         0      $      0     428,592        395,000      $10,498,634    $7,206,563
H. Brent Austin.............    15,106      $201,825      91,716         60,000      $ 2,271,851    $1,091,250
Joel Richards III...........    25,000      $616,250      52,733         60,000      $ 1,036,577    $1,091,250
Britton White, Jr. .........    22,667      $467,507      46,400         60,000      $   835,900    $1,091,250

---------------

(1) The figures presented in this column have been calculated based upon the difference between the fair market value of each EPG stock option/SAR on the date of exercise and its exercise price.

(2) The figures presented in this column have been calculated based upon the difference between $50.6875, the fair market value of EPG common stock on December 31, 1996 for each in-the-money EPG stock option/SAR, and its exercise price. Mr. Wise has tandem SARs attached to some of his EPG stock options. If his EPG stock options are exercised, the tandem SARs expire and vice versa. The exercise of a tandem EPG SAR would have a market value equivalent to the exercise of a stock option.

EPG LONG-TERM INCENTIVE AWARDS

  Performance Units

     The following table provides information concerning long-term incentive awards of performance units ("PUs") under EPG's 1995 Omnibus Compensation Plan. The units granted vest equally per year over the indicated maturation performance period, at the end of which EPG's total stockholder return is compared to that of its peer group (comprised of those companies in the Standard & Poor's Natural Gas Index). If EPG's total stockholder return ranks in the first, second, third or fourth quartiles, the value of each unit is $150, $100, $50 and $0, respectively. The payouts will consist of EPG common stock and cash. All the amounts shown are potential assumed amounts. While there can be no assurance that EPG will achieve the results that would lead to final payments under that plan, see Note 7 to the Executive Compensation Table for a discussion of the interim payment. These awards were established for the named executives in their capacities as officers of EPG and its subsidiaries. The Company has no long-term incentive plan or program.

                EPG LONG-TERM INCENTIVE PLANS -- AWARDS IN 1996

                                                                      ESTIMATED FUTURE PAYOUTS UNDER
                                                                     NON-STOCK PRICE-BASED EPG PLANS
                                            PERIOD UNTIL   ----------------------------------------------------
                               NUMBER OF     MATURATION       BELOW
           NAME(1)            UNITS(#)(2)    OR PAYOUT     THRESHOLD($)   THRESHOLD($)   TARGET($)   MAXIMUM($)
           -------            -----------   ------------   ------------   ------------   ---------   ----------
Joel Richards III............    1,450        2 years           $0          $72,500      $145,000     $217,500
Britton White, Jr. ..........    1,450        2 years           $0          $72,500      $145,000     $217,500

---------------

(1) These grants were made to the specified named executives as additional incentive consistent with their increased job responsibilities. No other named executive received a grant of EPG PUs during 1996.

(2) Each unit is assigned an initial value of $100, subject to adjustment based upon EPG's relative total stockholder value to the other companies in the Standard & Poor's Natural Gas Index group.

  Restricted EPG Common Stock

     The following table provides information concerning incentive awards of restricted EPG common stock made under EPG's 1995 Omnibus Compensation Plan and the EPEC Strategic Stock Plan during 1996. The first grant reflected for each of the named executives was made in January and the second grant reflected for each of the named executives was made in June. The number of shares of restricted EPG common stock will vest if, and only if, the named executive remains in the employ of EPG or its subsidiaries during the specified time period and the required increase in total EPG stockholder return is achieved during such time periods. These awards were established for the named executives in their capacities as officers of EPG and its subsidiaries. The Company has no long-term incentive plan or program.

               EPG LONG-TERM INCENTIVE PLANS -- AWARDS IN 1996(1)

                                                            ESTIMATED FUTURE SHARES TO BE VESTED UNDER
                                   PERFORMANCE OR                   EPG RESTRICTED STOCK GRANTS
                                    OTHER PERIOD    -----------------------------------------------------------
                       NUMBER OF       UNTIL           BELOW       THRESHOLD 1(2)   THRESHOLD 2(3)   MAXIMUM(4)
        NAME           SHARES(#)     MATURATION     THRESHOLD(#)        (#)              (#)            (#)
        ----           ---------   --------------   ------------   --------------   --------------   ----------
William A. Wise......   200,000      5 years             0             50,000          120,000        200,000
                        150,000     4.5 years            0             37,500           90,000        150,000
H. Brent Austin......    45,000      5 years             0             18,000           31,500         45,000
                         15,000     4.5 years            0              6,000           10,500         15,000
Joel Richards III....    45,000      5 years             0             18,000           31,500         45,000
                         15,000     4.5 years            0              6,000           10,500         15,000
Britton White,
  Jr. ...............    45,000      5 years             0             18,000           31,500         45,000
                         15,000     4.5 years            0              6,000           10,500         15,000

---------------

(1) The thresholds in this table refer to the increase in total EPG stockholder value that must be achieved in order for the shares of EPG restricted common stock to meet the performance based vesting criteria.

(2) Threshold 1 represents an increase in total EPG stockholder value of $405,672,387 for the January grant and $388,885,943 for the June grant.

(3) Threshold 2 represents an increase in total EPG stockholder value of $1,054,748,206 for the January grant and $972,214,859 for the June grant.

(4) Maximum represents an increase in total EPG stockholder value of $1,687,597,130 for the January grant and $1,458,322,288 for the June grant.

                                EPG PENSION PLAN

     Set forth below is a table describing EPG's Pension Plan in which the named executives, as well as other employees of EPG and its subsidiaries, may be entitled to participate. The following table lists current annual retirement benefits under the Pension Plan and EPG's Supplemental Benefits Plan (collectively, the "Plans") for the average annual earnings and years of credited service shown for a participant retiring at the normal retirement age of 65. Under the Pension Plan and applicable IRC provisions, compensation in excess of $150,000 cannot be taken into account and the maximum payable benefit in 1996 is $120,000. Any excess benefits otherwise accruing under EPG's Pension Plan are payable under the Supplemental Benefits Plan.

     Estimated annual benefit levels under the Plans, based on earnings and years of credited service at the normal retirement age, are as follows:

                             EPG PENSION PLAN TABLE

                                                         YEARS OF CREDITED SERVICE AT NORMAL RETIREMENT AGE
 FINAL AVERAGE                                          ----------------------------------------------------
PENSION EARNINGS                                            15            20            25            30
----------------                                        ----------    ----------    ----------    ----------
 $  200,000...........................................    $ 46,365      $ 61,820      $ 77,275      $ 92,730
 $  400,000...........................................    $ 94,365      $125,820      $157,275      $188,730
 $  600,000...........................................    $142,365      $189,820      $237,275      $284,730
 $  800,000...........................................    $190,365      $253,820      $317,275      $380,730
 $1,000,000...........................................    $238,365      $317,820      $397,275      $476,730
 $1,200,000...........................................    $286,365      $381,820      $477,275      $572,730
 $1,400,000...........................................    $334,365      $445,820      $557,275      $668,730
 $1,600,000...........................................    $382,365      $509,820      $637,275      $764,730
 $1,800,000...........................................    $430,365      $573,820      $717,275      $860,730

     Benefits which accrue under the Plans are based upon the gross salary amount, including base incentive bonus amounts, but excluding all commissions and other compensation or benefits of any kind (including risk premium EPG restricted stock, as described on page 14 of this Proxy Statement). For the named executives, the amounts reflected in the Salary and Bonus columns of the "Summary Compensation Table" are considered to calculate benefits under the Plans. The Pension Plan formula for retirement at age 65 is 1.1% of the highest five-year average earnings, plus .5% of the highest five-year average earnings in excess of one-third of the FICA taxable wage base in effect during the year of termination, times the number of years of credited service up to a maximum of 30 years. There is no deduction for Social Security amounts paid; however, an early retirement supplement equal to 1% of the highest five-year average earnings up to one-third of the FICA taxable wage base in effect in the year of termination, times the number of years of credited service up to a maximum of 30 years, is payable from retirement until age 62. Both the basic benefit and the early retirement supplement are reduced by 2% for each year the participant's actual retirement date precedes the date the participant would have attained age 65, or the date the participant could have retired after attaining age 60 with 30 years of credited service, if earlier. Years of credited service under the Pension Plan at age 65 for Messrs. Wise, Austin, Richards and White are 30, 30, 27 and 25 (including 7 years of credited service pursuant to Mr. White's employment agreement with EPG, which is described on page 13 of this Proxy Statement), respectively.

     Effective January 1, 1997, EPG amended its noncontributory defined benefit pension plan to provide benefits determined by a cash balance formula. Participants were credited with an initial cash balance equivalent to accrued benefits on December 31, 1996. Cash balances are credited quarterly with a percentage of pay and interest earned on such balances. Participants receive the greater of the cash balance benefits or prior plan benefits (described above) accrued through December 31, 2001. Estimated annual benefits payable upon retirement at the normal retirement age for each of the named executives is reflected below (based on assumptions that each named executive receives no pay increases, receives maximum bonuses and cash balances are credited with interest at a rate of 3% per annum):

                                                                ESTIMATED
                                                                 ANNUAL
                                                                 BENEFIT
                                                                ---------
William A. Wise.............................................    $812,730
H. Brent Austin.............................................    $159,561
Joel Richards III...........................................    $155,714
Britton White, Jr...........................................    $158,611

                     BOARD REPORT ON EXECUTIVE COMPENSATION

     Because the Company does not have a compensation committee or another committee performing similar functions, this report is presented by the full Board of Directors.

     The Company (formerly known as Tenneco Inc.) was acquired by EPG when the Company and El Paso Merger Company (an indirect wholly owned subsidiary of EPG) merged, effective December 12, 1996, pursuant to an Amended Plan and Agreement of Merger, dated as of June 19, 1996. Since December 12, 1996, the Company has had its own Board of Directors, consisting of five directors appointed by EPEC, the sole holder of the Company's Common Stock.

     All of the executive officers of the Company are employees of EPG and EPG determines the compensation of all of its employees in accordance with its own policies and plans. The Company does not have any role in setting those policies and plans or in determining compensation levels for EPG employees. The Compensation Committee of the Board of Directors of EPG establishes compensation policies, programs and plans for EPG and its subsidiaries, which are designed to attract, motivate and retain competent executive personnel for EPG and its subsidiaries.

     In making its decision with respect to executive compensation, the Compensation Committee of EPG considers the provisions of Section 162(m) of the IRC which generally affects EPG's federal income tax deduction for compensation paid to its chief executive officer and four other highest paid executive officers.

     The Compensation Committee of EPG has neither interlocks nor insider participation. The Board of Directors of the Company believes that all stockholders of the Company have an opportunity to benefit from the application of the policies and plans of EPG.

                Members of the Board of Directors of the Company
                                William A. Wise
                                H. Brent Austin
                               Joel Richards III
                               Britton White, Jr.
                               Jeffrey I. Beason

              EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND
                         CHANGE IN CONTROL ARRANGEMENTS

     EPG entered into an employment agreement with Mr. Wise. The term of the agreement is three years from its initial effective date (July 31, 1992) and is automatically renewed at the end of every month (re-establishing a three-year term on the first of each month), unless either party notifies the other that it elects not to extend the term of the agreement. Mr. Wise's compensation and benefits are determined under EPG plans and programs in effect from time to time. If Mr. Wise's employment is terminated involuntarily, without cause, or is voluntarily terminated by Mr. Wise for "good reason" (as defined in the EPG Severance Plan, which is discussed below), Mr. Wise will receive his salary, bonus (equal to fifty percent of the maximum bonus opportunity in effect at the time of termination, but not less than fifty percent of annual salary) and benefits through the end of the term of the employment agreement. Unless termination follows a "change in control" of EPG (as defined in the EPG Severance Plan), any continued salary, bonus or benefits (not including defined benefit pension plan payments) will be reduced by comparable compensation from subsequent employment. If Mr. Wise's employment is terminated because of death, involuntary termination for cause or is voluntarily terminated by Mr. Wise other than for "good reason," Mr. Wise's right to receive his salary shall terminate on the date of termination of his employment and his right to receive benefits will be determined according to the terms of EPG's applicable plans. Mr. Wise will also be entitled to pension benefits under the terms of EPG's Supplemental Benefits Plan, but based on one additional year of "age" and "service" credit for each year of the term. Upon termination of his employment, this benefit will be funded through a trust. If Mr. Wise's employment is terminated prior to the end of the term, other than as a result of either a "change in control" of EPG or his voluntary termination of the agreement for "good reason" pursuant to six months prior written notice to EPG of such termination, Mr. Wise will be subject to a noncompetition provision through the end of the term. Any compensation and benefits received by Mr. Wise under the Severance Plan will offset obligations of a similar nature under Mr. Wise's employment agreement. EPG entered into a letter agreement with Mr. Wise dated January 13, 1995, which provides that in the event of termination of Mr. Wise's employment due to death, retirement, permanent disability, any other involuntary termination without cause or any other voluntary termination for good reason, the restriction period for EPG restricted common stock held by Mr. Wise shall lapse and all restrictions thereon shall end (but only to the extent the performance targets have been achieved on the performance based EPG restricted common stock), and unvested EPG stock options shall become immediately exercisable, subject to applicable law, for a period of thirty-six months, unless such EPG stock options expire sooner in accordance with their terms. In order to squarely align Mr. Wise's compensation with the interests of EPG's stockholders, the Compensation Committee of EPG replaced his salary with a long-term incentive in the form of EPG restricted common stock (the majority of which will not vest unless certain performance measures are attained by EPG and, in that event, only after a certain specified time) and a grant of EPG stock options. As a result, Mr. Wise's employment agreement was amended to establish an illustrative base salary for certain of EPG's benefits and welfare plans, effective February 1, 1996.

     EPG entered into a letter agreement with Mr. White dated February 22, 1991, which provides that Mr. White is entitled to additional years of credited service with respect to pension benefits which are payable under EPG's Supplemental Benefits Plan if he remains employed with EPG until the specified age set forth in his letter agreement.

     EPG has a Key Executive Severance Protection Plan (the "EPG Severance Plan") which provides severance benefits following a "change in control" (as defined below) of EPG for all officers of EPG and certain of its subsidiaries (including the named executives of the Company) in an amount equal to three times annual salary, including maximum bonus amounts as specified in the plan. The EPG Severance Plan also provides for the continuation of life and health insurance for a period of 18 months subsequent to a participant's termination of employment following a "change in control" of EPG, as well as a supplemental pension payable under EPG's Supplemental Benefits Plan calculated by adding three years of additional credited pension service and certain other benefits. Benefits are payable under the EPG Severance Plan for any termination of employment within two years of the date of a "change in control" of EPG, except where termination is by reason of death, disability, for cause or instituted by the employee for other than "good reason." The EPG Severance Plan provides that certain additional payments will be made to terminated participants following a "change in control" of EPG if the participant's payments are subjected to a specified adverse excise tax. The EPG Severance Plan also provides that EPG will pay legal fees and expenses incurred by a participant to enforce rights or benefits under the plan. For purposes of the plan, a "change in control" of EPG is deemed to occur if (a) any person or entity becomes the beneficial owner of 20% or more of EPG's outstanding voting securities, (b) any person or entity purchases EPG's common stock pursuant to a tender offer or exchange offer, other than a tender offer or exchange offer made by EPG, (c) the stockholders of EPG approve a merger or consolidation, a sale or disposition of all or substantially all of EPG's assets or a plan of liquidation or dissolution of EPG, or (d) there occurs an unapproved change in the constitution of the majority of the Board of Directors of EPG within a two-year period. Notwithstanding the foregoing, a "change in control" of EPG will not be deemed to have occurred if EPG is involved in a merger, consolidation or sale of assets which is in connection with a corporate restructuring wherein stockholders of EPG immediately before such transaction own at least 80% of the combined voting power of all outstanding classes of securities of the company resulting from such transaction in substantially the same proportion as their ownership in EPG immediately prior to such transaction.

     EPG's 1995 Omnibus Compensation Plan provides that EPG stock options, EPG SARS, limited stock appreciation rights ("LSARs"), PUs and EPG restricted stock may be granted to officers and key employees of EPG and its subsidiaries (including the named executives of the Company). The Plan Administrator (as defined in the plan) determines which employees are eligible to participate, the amount of any grant and the terms and conditions (not otherwise specified in the plan) of such grant. Pursuant to the terms of the plan, if a "change in control" of EPG occurs, all outstanding stock options become fully exercisable, EPG SARs and LSARs become immediately exercisable, designated amounts of PUs become fully vested and all restrictions placed on awards of restricted stock automatically lapse. For purposes of the plan, the term "change in control" of EPG has the same meaning given such term in the EPG Severance Plan.

     EPG's Omnibus Compensation Plan, which is the predecessor plan to EPG's 1995 Omnibus Compensation Plan, provided for the grant of EPG stock options, EPG SARS and LSARS, performance share units and EPG restricted stock to officers and key employees of EPG and its subsidiaries (including the named executives of the Company). Although this plan has been terminated with respect to any new grants, certain EPG stock options and SARs remain outstanding thereunder. Pursuant to the terms of the plan, if a "change in control" of EPG occurs, all outstanding stock options become fully exercisable and SARs become immediately exercisable. For purposes of the plan, the term "change in control" of EPG has the same meaning given such term in the EPG Severance Plan, except that the definition does not include the exclusion dealing with mergers, consolidations or sales of assets of EPG in connection with a corporate restructuring of EPG.

     Under EPG's 1995 Incentive Compensation Plan, awards of cash and/or shares of EPG restricted common stock may be granted to eligible officers of EPG and its subsidiaries (including the named executives of the Company). The amount of awards available (subject to a plan maximum and as established by the Plan Administrator (as defined in the plan) per participant annually) and the performance goals upon which the awards are contingent are determined by the Plan Administrator. Depending upon the participant's position and the terms of the grant, each participant is required to take between 25% and 100% of the incentive award in shares of EPG restricted common stock, but may elect to receive the entire incentive award in shares of EPG restricted common stock. A participant who receives any shares of EPG restricted common stock shall receive additional shares of EPG restricted common stock of an equal amount because the participant bears the risk of forfeiture, price fluctuation and other attendant risks during the period in which the restrictions apply ("risk premium restricted stock"). Pursuant to the terms of the plan, if a "change in control" of EPG occurs, the current year's maximum incentive award for each officer (with a maximum of 100% of the participant's annual salary) becomes fully payable within 30 days following such "change in control." For purposes of the plan, the term "change in control" of EPG has the same meaning given such term in the EPG Severance Plan.

     The El Paso Energy Corporation Strategic Stock Plan provides that EPG stock options, EPG SARS, LSARs and EPG restricted stock may be granted to officers and key employees of EPG and its subsidiaries (including the named executives of the Company) in connection with EPG's strategic acquisitions. The Plan

Administrator (as defined in the plan) determines which employees are eligible to participate, the amount of any grant and the terms and conditions (not otherwise specified in the plan) of such grant. Pursuant to the terms of the plan, if a "change in control" of EPG occurs, all outstanding EPG stock options become fully exercisable, EPG SARs and LSARs become immediately exercisable and all restrictions placed on awards of restricted stock automatically lapse. For purposes of the plan, the term "change in control" of EPG has the same meaning given such term in the EPG Severance Plan.

     EPG's Supplemental Benefits Plan provides benefits to officers and key employees of EPG and its subsidiaries (including the named executives of the Company). The benefits equal the amount that a participant failed to receive under EPG's Pension Plan because the Pension Plan does not consider deferred compensation (whether in deferred cash or deferred EPG restricted common stock) for purposes of calculating benefits and is subject to IRS limitations on the amount of compensation to be considered when calculating benefits and on the amount of benefits that can be paid to a participant. The plan also provides an additional benefit equal to the amount of EPG's matching contribution to EPG's Retirement Savings Plan that cannot be made because of deferred compensation and IRS limitations. The plan may not be terminated so long as the EPG Pension Plan and/or EPG Retirement Savings Plan remain in effect. The Management Committee (as defined in the plan) designates who may participate and administers the plan. Benefits under EPG's Supplemental Benefits Plan are paid upon termination of employment in a lump-sum payment, in annuity or in periodic installments. In the event of a "change in control" of EPG, the supplemental pension benefits become fully vested and nonforfeitable. For purposes of the plan, the term "change in control" of EPG has the same meaning given such term in the EPG Severance Plan.

     EPG's Deferred Compensation Plan allows eligible executives and key management employees of EPG and its subsidiaries (including the named executives of the Company) to defer all or a portion of their base salaries and any other deferrals made in accordance with certain of EPG's compensation plans. The Management Committee (as defined in the plan) designates the executives and key management employees who may participate. Amounts deferred are payable upon termination of employment in a lump-sum payment or in periodic installments, except that the Management Committee may, in its discretion, accelerate payments. Any amounts deferred bear interest at a rate based on an index specified by the Management Committee.

     EPG has a Senior Executive Survivor Benefits Plan which provides certain senior executives of EPG and its subsidiaries (including the named executives of the Company), who are designated by the Management Committee (as defined in the plan), with survivor benefit coverage in lieu of the coverage provided generally for employees under EPG's group life insurance plan. The amount of benefits provided, on an after-tax basis, is two and one-half times the executive's annual salary. Benefits are payable in installments over 30 months beginning within 31 days after the executive's death, except that the Management Committee may, in its discretion, accelerate payments.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Coopers & Lybrand L.L.P., 1100 Louisiana, Suite 4100, Houston, Texas 77002, has served as independent certified public accountants of EPG since 1983 and has been designated to serve as the Company's independent certified public accountants for fiscal year 1997. Arthur Andersen L.L.P. has served as the Company's and Old Tenneco's independent certified public accountants during fiscal year 1996. A representative from each of Coopers & Lybrand and Arthur Andersen will attend the Annual Meeting to respond to appropriate questions raised during the Annual Meeting or submitted to Coopers & Lybrand or Arthur Andersen in writing prior to the Annual Meeting, and to make a statement if they desire to do so.

                              COST OF SOLICITATION

     The cost of preparing, printing and mailing this Proxy Statement and the accompanying proxy card, and the cost of solicitation of proxies on behalf of the Company's Board of Directors will be borne by the Company. The Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies from stockholders at an estimated fee of $6,000, plus reimbursement of out-of-pocket expenses. In addition to the use of the mail, proxies may be solicited personally or by telephone by regular employees of the Company without additional compensation, as well as by Georgeson & Company Inc. Brokerage houses and other custodians and nominees will be asked whether other persons are beneficial owners of the shares of Series A Preferred Stock which they hold of record and, if so, they will be supplied with additional copies of the proxy materials for distribution to such beneficial owners. The Company will reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of Series A Preferred Stock.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters which will be brought before the Annual Meeting. If, however, any other matters should come before the Annual Meeting all proxies which have been signed and returned without further instruction will give the persons designated thereon discretionary authority to vote according to their best judgment.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, certain officers and persons holding more than 10% of a registered class of the Company's equity securities to file reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. Directors, certain officers and greater than 10% stockholders are also required by SEC regulations to furnish the Company with copies of all such reports that they file. To the Company's knowledge, based solely on review of copies of such reports furnished to the Company and representations that no other reports were required, the Company believes that all filing requirements were complied with during fiscal year 1996, except that the Form 3 filing for each of Messrs. Wise, Austin, Richards, White and Beason was not filed until after the expiration of the required time period following the close of the acquisition of Old Tenneco by EPG. All such reports required to be filed by these individuals in connection with EPG's securities have been timely filed during 1996. All of the Company's Common Stock is owned by EPEC and, to the Company's knowledge, none of such directors or executive officers currently owns, or has ever owned, any shares of the Company's Series A Preferred Stock (which is the only class of the Company's equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended).

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Proposals submitted by holders of Series A Preferred Stock for inclusion in the Proxy Statement to be issued in connection with the Company's 1998 Annual Meeting of Stockholders must be mailed to the Secretary, El Paso Tennessee Pipeline Co., 1001 Louisiana, Houston, Texas 77002, and must be received by the Secretary on or before November 17, 1997. The Company will consider only proposals meeting the requirements of applicable SEC rules.

                                 ANNUAL REPORT

     A copy of the Company's 1996 Annual Report on Form 10-K is being mailed with this Proxy Statement to each stockholder entitled to vote at the Annual Meeting. Holders of Series A Preferred Stock not receiving a copy of such Annual Report on Form 10-K may obtain one by writing or calling Ms. Stacy J. James, Secretary, El Paso Tennessee Pipeline Co., 1001 Louisiana, Houston, Texas 77002, telephone (713) 757-2131.

                                             By Order of the Board of Directors

                                                   Stacy James Signature
                                                       STACY J. JAMES
                                                         Secretary

Houston, Texas
March 17, 1997

                                   EXHIBIT A

     This Exhibit A contains available executive compensation information concerning two individuals for whom disclosure may be technically required by
Item 402 of Regulation S-K because the person was either the chief executive officer of the Company during 1996 or an executive officer whose executive compensation information would have otherwise been required, except for the fact that such individual no longer was employed by the Company at the end of the last completed fiscal year. Such individuals were executive officers of Old Tenneco prior the acquisition in the Merger of Old Tenneco by EPG and EPEC on December 12, 1996 (collectively referred in this Exhibit as the "Old Tenneco Officers"). Because of the unavailability of information for fiscal year 1996, the following executive compensation information pertains solely to fiscal years 1995 and 1994. The current Board of Directors and executive officers of the Company, EPEC and EPG had no affiliation with and had no involvement in the establishment or determination of Old Tenneco executive compensation plans, programs or arrangements under which the Old Tenneco Officers were given awards.

     The information provided in this Exhibit A is provided to the extent that it was reasonably available to the Company. Any information otherwise required to be provided by applicable SEC rules and regulations has not been included because such information is in the possession of an unaffiliated company and was not available to the Company at the time this Proxy Statement was mailed to holders of Series A Preferred Stock. The following information has been provided solely in an attempt to comply, to the extent reasonably practicable, with applicable SEC rules and regulations and is based upon public filings made by Old Tenneco prior to the acquisition of Old Tenneco in the Merger by EPEC and EPG. The Company, its current directors and officers can provide no assurance as to the accuracy or completeness of such information.

EXECUTIVE COMPENSATION

     The following table sets forth the remuneration paid for fiscal years 1995 and 1994 by Old Tenneco and/or its direct and indirect subsidiaries to certain of the Old Tenneco Officers. The remuneration paid in 1996 is not available for inclusion herein.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                     ANNUAL COMPENSATION                  COMPENSATION
                                          ------------------------------------------   -------------------
                                                                                       RESTRICTED
                NAME AND                                              OTHER ANNUAL       STOCK                  ALL OTHER
           PRINCIPAL POSITION             YEAR  SALARY(A)   BONUS    COMPENSATION(B)   AWARDS(C)   OPTIONS   COMPENSATION(D)
           ------------------             ----  ---------  --------  ---------------   ----------  -------   ---------------
Dana G. Mead                              1995   $957,375  $800,000     $143,970               --  100,000(e)   $149,972(f)
Former Chairman and Chief Executive       1994   $878,177  $900,000     $149,110         $647,256  100,000      $142,966
  Officer
Theodore R. Tetzlaff                      1995   $400,000  $350,000     $ 14,400               --   18,000(e)         --(f)
Former General Counsel                    1994   $400,000  $300,000     $    307         $539,380   16,000            --

---------------

(a) Includes base salary plus amounts paid in lieu of Old Tenneco matching contributions to the Old Tenneco Thrift Plan.

(b) Includes amounts attributable to (i) the value of personal benefits provided by Old Tenneco to its executive officers, which have an aggregate value in excess of $50,000, such as the personal use of Old Tenneco owned property, membership dues, and assistance provided by such person with regard to financial, tax and estate planning, (ii) reimbursement for taxes and (iii) amounts paid as dividend equivalents on performance share equivalent units ("Dividend Equivalents"). The amount of such personal benefit that exceeds 25% of the estimated value of the total personal benefits provided by Old Tenneco, reimbursement for taxes and amounts paid as Dividend Equivalents to the individuals named in the table was as follows: During 1995: $38,984 for use of Old Tenneco owned property, $29,750 for financial planning services, $28,706 for reimbursement for taxes, and $40,000 in Dividend Equivalents paid to Mr. Mead; and $14,400 in Dividend Equivalents paid to Mr. Tetzlaff; During 1994: $57,540 for use of Old Tenneco owned property and $50,606 for reimbursement for taxes for Mr. Mead; and $307 for reimbursement for taxes for Mr. Tetzlaff.

(c) Includes the dollar value of grants of restricted stock made pursuant to Old Tenneco's restricted stock plans based on the price of Old Tenneco common stock on the date of grant. As a result of the acquisition of Old Tenneco by EPG and EPEC, at December 31, 1996 all of the Company's Common Stock was held by EPEC. Messrs. Mead and Tetzlaff held no shares of restricted Common Stock on such date.

(d) Includes amounts attributable to benefit plans of Old Tenneco as follows:

     (i)   The amounts contributed pursuant to the Old Tenneco Thrift Plan.

     (ii) The amounts accrued under the Old Tenneco Inc. Deferred Compensation Plan, together with adjustments based upon changes in the Consumer Price Index for All Urban Households, as computed by the Bureau of Labor Statistics.

     (iii) Amounts imputed as income for federal income tax purposes under Old Tenneco's group life insurance plan.

(e) In addition to the options granted by Old Tenneco in 1995, Messrs. Mead and Tetzlaff, each in his capacity as a director of Case Corporation (an affiliate of Old Tenneco during 1995) ("Case"), was granted an option by Case to acquire 1,000 shares of Case common stock.

(f) As directors of Case, Messrs. Mead and Tetzlaff each received a director's fee of $20,000 and meeting attendance fees of $4,000. In addition, Mr. Tetzlaff received from Case an additional $3,000 for attendance at the Case Compensation Committee meetings. Messrs. Mead and Tetzlaff elected to receive their director fees in common stock of Case. The amounts in the above table do not include the payments from Case.

OPTION GRANTS IN 1996

     Although Old Tenneco may have made grants of options to Old Tenneco Officers during 1996, such information was not available to the Company at the time this Proxy Statement was mailed to the holders of Series A Preferred Stock because such information is in the possession of an unaffiliated company. The Company also believes that such information is also no longer relevant because all such options were either canceled or converted into options of certain other Old Tenneco companies prior to the Merger.

1996 OPTION EXERCISES AND 1996 YEAR-END VALUES

     Information regarding the exercise of options of Old Tenneco granted to Old Tenneco Officers was not available to the Company at the time this Proxy Statement was mailed to the holders of Series A Preferred Stock because such information is in the possession of an unaffiliated company. Inasmuch as all such options were canceled or otherwise converted into options of certain other Old Tenneco companies prior to the Merger, there were no options to value at year end 1996.

LONG-TERM INCENTIVE PLAN -- AWARDS IN 1996

     Information concerning long-term incentive awards made to the Old Tenneco Officers during fiscal year 1996 was not available to the Company at the time this Proxy Statement was mailed to the holders of Series A Preferred Stock because such information is in the possession of an unaffiliated company.

                                  PENSION PLAN

     The following table sets forth the aggregate estimated annual benefits as of the end of 1995 payable upon normal retirement pursuant to the Old Tenneco Retirement Plan, the Old Tenneco Inc. Benefit Equalization Plan (the "Old Tenneco Benefit Equalization Plan"), and the Old Tenneco Inc. Supplemental Executive Retirement Plan (the "Old Tenneco Supplemental Executive Retirement Plan") to persons in specified remuneration and years of credited participation classifications. The Company provides no pension plan benefits to Messrs. Mead and Tetzlaff.

                               PENSION PLAN TABLE

                           YEARS OF CREDITED PARTICIPATION
               --------------------------------------------------------
REMUNERATION      15         20         25          30           35
------------   --------   --------   --------   ----------   ----------
 $  700,000    $165,000   $220,000   $275,000   $  330,000   $  385,000
    750,000     176,800    235,700    294,600      353,600      412,500
    800,000     188,600    251,400    314,300      377,100      440,000
    850,000     200,400    267,100    333,900      400,700      467,500
    900,000     212,100    282,900    353,600      424,300      495,000
    950,000     223,900    298,600    373,200      447,900      522,500
  1,000,000     235,700    314,300    392,900      471,400      550,000
  1,100,000     259,300    345,700    432,100      518,600      605,000
  1,200,000     282,900    377,100    471,400      565,700      660,000
  1,300,000     306,400    408,600    510,700      612,900      715,000
  1,400,000     330,000    440,000    550,000      660,000      770,000
  1,500,000     353,600    471,400    589,300      707,100      825,000
  1,600,000     377,100    502,900    628,600      754,300      880,000
  1,700,000     400,700    534,300    667,900      801,400      935,000
  1,800,000     424,300    565,700    707,100      848,600      990,000
  1,900,000     447,900    597,100    746,400      895,700    1,045,000
  2,000,000     471,400    628,600    785,700      942,900    1,100,000
  2,100,000     495,000    660,000    825,000      990,000    1,155,000
  2,200,000     518,600    691,400    864,300    1,037,100    1,210,000

     The 1995 benefits set forth above are computed as a straight life annuity and are based on years of credited participation in the Old Tenneco Retirement Plan and the employee's average base salary during the final five years of credited participation in the Old Tenneco Retirement Plan; such benefits are not subject to any deduction for Social Security or other offset amounts. As of December 31, 1995, the years of credited participation under the Old Tenneco Retirement Plan (or any supplemental plan) for Mr. Mead was 3. (See the paragraph below for additional information relating to Mr. Mead and the "Summary Compensation Table" in this Exhibit A for salary and bonus information for Mr. Mead for 1994 and 1995.)

     Pursuant to an employment agreement with Mr. Mead, Old Tenneco agreed to pay Mr. Mead such supplemental payments (in addition to any benefits payable under Old Tenneco's qualified and non-qualified pension plans) as may be necessary to make each person's total payments equal to the amount each would have received had he continued to be covered under pension plans maintained by his former employer (based on his credited service with Old Tenneco plus 14.6 years of credited service with his former employer, and on the compensation received from Old Tenneco as salary and bonuses).

     During 1995, Old Tenneco provided Mr. Tetzlaff with an individual pension benefit. The benefit was based on Mr. Tetzlaff's salary and bonus and also provides for guaranteed graduated minimum annual benefits of $100,000 beginning in 1998, $200,000 per year beginning in 2003 and $300,000 per year beginning in 2008 (See "Summary Compensation Table" in this Exhibit A for salary and bonus information on Mr. Tetzlaff).

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     While it is the Company's understanding that Old Tenneco had an employment agreement with Mr. Mead and certain plans or programs under which a termination of employment or a change-in-control may have provided for certain payments to Old Tenneco Officers, the Company has no such arrangements in place with Old Tenneco Officers. Information regarding the existence of any current employment agreements, termination of employment and change-in-control arrangements for Messrs. Mead and Tetzlaff was not available to the Company at the time this Proxy Statement was mailed to the holders of Series A Preferred Stock because such information is in the possession of an unaffiliated company.

                                   EXHIBIT B

     The approximately 18.8 million shares of EPG's common stock issued in the Merger to stockholders of Old Tenneco was determined pursuant to formulas set forth in the Merger Agreement. In the Merger, (i) a holder of Old Tenneco's common stock received .093 of a share of EPG's common stock for each share of Old Tenneco common stock, (ii) a holder of Old Tenneco's $7.40 Cumulative Preferred Stock received 2.365 shares of EPG's common stock for each such share of $7.40 Cumulative Preferred Stock, and (iii) a holder of Old Tenneco's $4.50 Cumulative Preferred Stock received 2.365 shares of EPG's common stock for each such share of $4.50 Cumulative Preferred Stock.

     As a result of the Merger, EPG indirectly owns 100% of the common equity and approximately 75% of the combined equity value of the Company as of the effective time of the Merger.

     Prior to the Merger, Old Tenneco and its subsidiaries effected various intercompany transfers and distributions which restructured, divided and separated their businesses, assets and liabilities so that all the assets, liabilities and operations related to their automotive parts, packaging and administrative services businesses (collectively, the "Industrial Business") and their shipbuilding business (the "Shipbuilding Business") were spun-off to Old Tenneco's then existing common stockholders (the "Distributions"). The Distributions were effected on December 11, 1996 pursuant to the Distribution Agreement dated as of November 1, 1996 (as amended, the "Distribution Agreement"), among Old Tenneco, New Tenneco and Newport News Shipbuilding Inc. ("Newport News"). Following the Distributions, the remaining operations of Old Tenneco consisted primarily of those operations related to the transmission and marketing of natural gas.

     In connection with the Distributions, Old Tenneco's Board of Directors declared a special distribution consisting of all of the capital stock of (i) New Tenneco (now known as Tenneco Inc.), a newly formed, wholly owned subsidiary of Old Tenneco which held the Industrial Business, and (ii) Newport News, a newly formed, wholly owned subsidiary of Old Tenneco which held the Shipbuilding Business.

     The shares of common stock of New Tenneco and Newport News were distributed to holders of record of Old Tenneco's common stock on the distribution record date, December 11, 1996, without any consideration being paid by such holders, on the basis of (i) one share of common stock of New Tenneco for every share of common stock of Old Tenneco and (ii) one share of common stock of Newport News for every five share of common stock of Old Tenneco. No certificates of scrip representing fractional shares of Newport News common stock were issued in the Distributions. Holders of Old Tenneco common stock who would be entitled to receive fractional shares of common stock of Newport news received cash in the Distributions, in lieu of such fractional shares, derived from the sale of such fractional shares on the open market.

     The reorganization of Old Tenneco, including the Merger and the Distributions, was approved by the stockholders of Old Tenneco at a special meeting of stockholders on December 10, 1996. The issuance of common stock of EPG in the Merger was approved by the stockholders of EPG at a special meeting of stockholders on December 9, 1996.

     In connection with the Merger and the Distributions, Old Tenneco entered into a Revolving Credit and Competitive Advance Facility Agreement dated as of November 4, 1996 (the "Credit Agreement"), under which a syndicate of banks and other financial institutions (the "Lenders") committed to provide up to $3 billion of financing to Old Tenneco on an unsecured basis. Chase Securities Inc. arranged the Credit Agreement and The Chase Manhattan Bank is acting as agent for the Lenders. A List of the Lenders is set forth on Exhibit C which is incorporated herein by reference. The Credit Agreement consists of a 364-day revolving credit facility, with a two-year term thereafter, the proceeds of which were used to effect the Debt Realignment (as defined and as described in the Merger Agreement) and for other general corporate purposes, and is guaranteed by EPG. The borrowings under the Credit Agreement will mature in November

1999. Borrowings under the Credit Agreement bear interest at a rate per annum equal to, at the borrowers' option, either

          (a) the highest of (i) the rate from time to time publicly announced by The Chase Manhattan Bank in New York City as its prime rate, and (ii) the federal funds effective rate from time to time plus 1/2 of 1%, or

          (b) the average of the rates at which eurodollar deposits for one, two, three or six months or, subject to availability to each lender, nine or 12 months (as selected by the borrowers) are offered in the interbank eurodollar market in the approximate amount of the relevant loan, plus the Applicable Margin.

The "Applicable Margin" will be based on EPG's senior long-term debt rating, as determined from time to time, or if EPG's debt is not rated, each rating agency will be assumed to have assigned its lowest rating. At March 14, 1997, the outstanding loans under the Credit Agreement bore an average interest rate of 5.79% per annum. As of March 14, 1997, there was $517 million outstanding under the Credit Agreement and the aggregate amount that could be borrowed thereunder was $520 million.

     The Credit Agreement requires that EPG's ratio of total indebtedness to total indebtedness plus net worth not exceed 70%. Failure to satisfy the foregoing minimum requirement will be a default under the Credit Agreement that will enable the Lenders to refuse to loan funds to the Company and to accelerate the indebtedness thereunder. The Credit Agreement also imposes prohibitions or limitations on liens (other than agreed permitted liens), subsidiary indebtedness and guarantee obligations, and asset dispositions (with certain permitted exceptions), among others. The Credit Agreement contains certain default provisions, including, among other things, (i) nonpayment of any amount due to the lenders under the Credit Agreement, (ii) material breach of representations and warranties, (iii) default in the performance of covenants,
(iv) bankruptcy or insolvency, (v) cross-default with respect to indebtedness for borrowed money and related guaranty obligations in excess of $100 million, and (vi) a judgment suffered by EPG in excess of $50 million not covered by insurance and which judgment shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days.

                                   EXHIBIT C

                       LENDERS UNDER THE CREDIT AGREEMENT

 1.  The Chase Manhattan Bank
 2.  ABN AMRO Bank, N.V. -- Houston Agency
 3.  Australia and New Zealand Banking Group Limited
 4.  Bank of America Illinois
 5.  Bank of Montreal
 6.  The Bank of New York
 7.  The Bank of Nova Scotia, Atlanta Agency
 8.  The Bank of Tokyo-Mitsubishi, Ltd.
 9.  Banque Nationale de Paris, Houston Agency
10.  Barclays Bank PLC
11.  Bayerische Vereinsbank AG, Los Angeles Agency
12.  Caisse Nationale de Credit Agricole
13.  CIBC Inc.
14.  Citibank, N.A.
15.  Commerzbank Aktiengesellschaft, Atlanta Agency
16.  Credit Lyonais New York Branch
17.  Credit Suisse
18.  The Dia-Ichi Kangyto Bank, Ltd.
19.  Deutsche Bank AG New York and/or Cayman Islands Branches
20.  Dresdner Bank AG, New York Branch
21.  First National Bank of Boston
22.  The First National Bank of Chicago
23.  The Fuji Bank, Limited-Houston Agency
24.  The Industrial Bank of Japan Trust Company
25.  Kredietbank N.V., Grand Cayman Branch
26.  The Long-term Credit Bank of Japan, Ltd.
27.  Mellon Bank, N.A.
28.  Morgan Guaranty Trust Company of New York
29.  National Westminster Bank Plc
30.  NationsBank of Texas, N.A.
31.  Norinchukin Bank, New York Branch
32.  PNC Bank, National Association
33.  Royal Bank of Canada
34.  The Sakura Bank, Limited -- New York Branch
35.  The Sanwa Bank Limited, Dallas Agency
36.  Societe Generale
37.  The Sumitomo Bank, Limited, Houston Agency
38.  The Tokai Bank, Limited, New York Branch
39.  Toronto Dominion (Texas), Inc.
40.  Union Bank of Switzerland, Houston Agency
41.  The Yasuda Trust & Banking Co., Ltd.

PROXY                             DETACH HERE


                      SOLICITED BY THE BOARD OF DIRECTORS
                         EL PASO TENNESSEE PIPELINE CO.

                         ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 22, 1997

        The undersigned hereby appoints William A. Wise and Britton White, Jr., and each or any of them, with power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated, all of the shares of 8 1/4% Cumulative Preferred Stock, Series A, of El Paso Tennessee Pipeline Co., held of record by the undersigned on March 10, 1997, at the Annual Meeting of Stockholders to be held at The Adolphus Hotel, 1321 Commerce Street, Dallas, Texas on April 22, 1997, and at any adjournment or postponement of such meeting for the purposes identified on the reverse side of this proxy and with discretionary authority as to any other matters that may properly come before the Annual Meeting, including substitute nominees if any of the named nominees for Director should be unavailable to serve for election, in accordance with and as described in the Notice of Annual Meeting of Stockholders and Proxy Statement. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If this proxy is returned without direction being given, this proxy will be voted FOR proposal 1.

                                                                    -----------
                                                                    SEE REVERSE
             (IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE)      SIDE
                                                                    -----------

                                 DETACH HERE



[X]  PLEASE MARK
     VOTES AS IN
     THIS EXAMPLE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

1.   Election of Director

Nominee:  Kenneth L. Smalley

    FOR                       WITHHOLD
 THE NOMINEE   [ ]    [ ] AUTHORITY TO VOTE
LISTED ABOVE               FOR THE NOMINEE
                            LISTED ABOVE


[ ]
   -------------------------------------------
           For nominee written above


                                         MARK HERE               MARK
                                        FOR ADDRESS            HERE FOR
                                        CHANGE AND     [ ]     COMMENTS     [ ]
                                       NOTE AT LEFT

                                       PLEASE MARK, SIGN, DATE AND RETURN THIS
                                       PROXY CARD PROMPTLY USING THE ENCLOSED
                                       ENVELOPE.

                                       Please sign exactly as your name
                                       appears.  If acting as attorney,
                                       executor, trustee or in other
                                       representative capacity, sign name and
                                       title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. If held jointly, both parties must sign and date.



Signature:               Date:           Signature:               Date:
          --------------      ----------           --------------      ---------